Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-46262, 33-46264, 33-46265, 333-101204, 333-101205, 333-118194, 333-136639, 333-141101 and 333-157082) pertaining to various stock incentive plans of Perrigo Company of our reports dated August 17, 2009, with respect to the consolidated financial statements and schedule of Perrigo Company, and the effectiveness of internal control over financial reporting of Perrigo Company, included in this Annual Report (Form 10-K) for the fiscal year ended June 27, 2009.

/s/ Ernst & Young LLP

Grand Rapids, Michigan
August 17, 2009